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USG CORPORATION
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ANNUAL REPORT

TRANSFORMING OUR COMPANY FOR GROWTH

2016

USG

IT'S YOUR WORLD. BUILD IT.®

2016 ANNUAL REPORT

2	The Year in Review

4	Our 2016 Accomplishments

6	Strategically Positioned to Grow

7	Celebrating Our History of Innovation

8	Committed to Excellence for Our Customers and Employees

9	Recognized for Environmental, Health and Safety Performance

10	Directors and Officers Information

11	Financial Information

The Year in Review

Dear Fellow Shareholders,

2016 was a remarkable year for USG Corporation. We had excellent operating performance. We strengthened our balance sheet substantially. And most importantly, we made several major strategic decisions that position us for even greater success in 2017 and beyond.

First, from an operational standpoint, we grew top-line revenue, improved profitability and had excellent safety, quality and cost performance.

Second, we retired $1.1 billion of debt during the year. USG's balance sheet is now the strongest it's been in many years, providing the opportunity to invest in our business, strengthen our manufacturing operations and return capital to our shareholders.

Third, we sold our distribution business, L&W Supply, to ABC Supply for $675 million. L&W was an important part of the USG portfolio for more than four decades, contributing greatly to our success over that time. The sale will allow us to focus on our technology leadership and our manufacturing business, doing what we do best — providing our customers with the high quality building products and innovative solutions they expect from us as an industry leader.

Finally, in September, the board announced the election of Jennifer Scanlon as President and Chief Executive Officer. Jennifer is a dynamic and strategic leader who brings a proven track record of success and a bright vision for our future. She played a leadership role in our recent strategic initiatives, including the formation of the USG Boral joint ventures and the divestiture of L&W. Under Jennifer’s direction, we believe we are well positioned to exceed your expectations, along with those of our customers and our employees.

We are grateful to Jim Metcalf for his 36 years of service to the Company and his leadership for the past five years as Chairman, President and CEO. Jim’s role in creating and executing Our Plan to Win enabled the Company to return to profitability following the Great Recession and begin to refocus the Company on growth and innovation. We thank him for his many contributions to our success.

Our board believes great opportunities lie ahead for USG and we have the products, the innovations, the people and the customer relationships required to take full advantage of these opportunities.

Steven Leer
Chairman of the Board

2	USG Corporation

Dear Fellow Shareholders,

I am excited to take the reins of USG at such an important time in our history. For more than 115 years, we have led the industry with first-to-market innovations and products, the highest standards of safety and the most talented workforce. I am so proud of the contributions we made in 2016. Thanks to the hard work of our employees, an experienced management team and several strategic initiatives, we are now poised to accelerate our growth.

At the start of 2016, our management team established four operating priorities critical to a truly successful year. I am pleased to report that we exceeded our goals.

1.	Expand operating margins in every area of the business. We improved operating margins across the Company year-over-year and our Ceilings segment had three straight quarters of record-breaking operating margin.

2.	Keep costs at or below 2015 levels. We had excellent manufacturing cost performance, and even with increased sales, our adjusted SG&A1 spend was lower than 2015. We also began investing in our Advanced Manufacturing initiative which we believe will enable us to significantly reduce manufacturing cost over the long-term, while improving safety, quality, skills and productivity.

3.	Organically retire our 2016 debt obligations. Not only did we generate enough cash from our operations to retire our 2016 debt obligations, we paid down an additional $600 million of debt using a portion of the L&W Supply sale proceeds.

4.	Selectively invest in growth initiatives. We focused our world-class Corporate Innovation Center on addressing the critical challenges faced by our customers: labor, time and sustainability. We added to our portfolio of glass-mat and specialty panels, launched a new line of high performance ceiling tiles, and piloted our new sustainable wallboard in several markets.

You can see the effect of these priorities in our results. Net sales were up 4 percent to $3.0 billion. Operating profit increased to $394 million in 2016 from $355 million in 2015 and adjusted operating profit1 improved to $470 million from $388 million. USG Boral, our 50/50 joint ventures with Boral Limited, had net sales up 5 percent to $1.1 billion in 2016, and generated $133 million of operating profit, up from $124 million in 2015. USG Boral is growing our presence around the world with new customers who value our market-leading building products and innovative solutions.

We finalized the sale of L&W at the end of October, and I’d like to thank our former colleagues for their contributions over the past four decades. We look forward to the new relationship with L&W as one of our largest, independent customers. Executing an orderly transition of the sale continues to be a top priority, and we are off to a good start. This divestiture was important for both USG and L&W's future. We are now well positioned to address all customer growth opportunities, and L&W is now positioned as an independent specialty dealer.

Our collective commitment to excellence earned us distinction in 2016 for safety, customer service, innovation and diversity. I am particularly honored that USG received the National Safety Council’s Robert W. Campbell Award, one of the world’s most significant environmental, health and safety awards, as well as Chicago United’s Bridge Award, recognizing our diversity and inclusion efforts. In addition, several locations were named a ‘Top Workplace’ for the third year in a row, which is a testament to providing a safe, productive and engaged work environment for our people.

It is an exciting time at USG. We had a terrific 2016 and we begin 2017 in a strong position. We have a focused manufacturing business with a team devoted to our customers' needs. These key elements will enable us to extend our position as a leading manufacturer of building products and innovative solutions around the world. I am honored to be guiding USG to even better years ahead.

Jennifer Scanlon
President and Chief Executive Officer

1Adjusted operating profit and adjusted SG&A are non-GAAP financial measures. Please refer to “Reconciliation of GAAP and Non-GAAP Information” on page 11 of this Annual Report for a reconciliation to the most directly comparable financial measures in accordance with GAAP.

2016 Annual Report	3

Our 2016 Accomplishments

Strategically Positioned to Grow

Achieving Our Operating Priorities Improved Our Results

Strengthened Financial Position: Last year was transformative for USG. We sold our distribution business, L&W Supply, so that we can focus on what we do best: manufacture high-quality building products and innovative solutions. We also dramatically improved our balance sheet. We retired over a billion dollars of debt, using our strong cash flow generation along with the proceeds from the L&W sale. These strategic moves strengthened our balance sheet and position us to grow organically.

Expanded Product Growth Initiatives: We launched our high-performance ceilings line, rounded out our North American glass-mat sheathing portfolio, distinguished ourselves as the leader in lightweight panels and launched a number of new specialty panels — both gypsum- and cement-based. We are committed to finding opportunities to grow through adjacent products and new geographies, including through product adjacencies like the Edison Award-winning Securock® ExoAir® 430 System. Launched in 2015, the Securock® ExoAir® 430 System is the first integrated gypsum sheathing panel with a factory-applied fluid air-barrier membrane. It is also one of the standout products driving the growth of our Substrates business, along with our structural panels and flooring offerings.

Continued Success in USG Boral: Our USG Boral joint ventures allow us to offer our products and technologies to the largest and fastest growing construction markets in the world. Customers across Asia, Australasia and the Middle East can more efficiently build safer spaces by using our building products and innovative solutions. USG Boral demonstrated continued growth and delivered $47 million in dividends in 2016 for a total of $85 million since forming the joint ventures in 2014. USG Boral also earned top honors at the 2016 Global Gypsum Awards, including “Global Gypsum Company of the Year,” “Global Gypsum Plant of the Year” and “Global Gypsum Product of the Year.”

Initiated Advanced Manufacturing: We believe that Advanced Manufacturing is essential for us to improve production capabilities, while reducing production costs. In 2016, we publicly committed $300 million in investments to Advanced Manufacturing initiatives over the next four years, which will allow us to invest in our plants, our people and our business. This investment will result in USG having the latest technology operated by the most highly skilled workers, which we expect to lower our costs and materially improve our operating results.

We completed upgrades to our glass-mat manufacturing line in Plaster City, Calif., which was a strategic investment to provide better service to customers in the western U.S.

6	USG Corporation

Celebrating Our History
of Innovation

Investing in Purposeful Innovation

Over the last century, we have led many of the most important advancements in building materials, including drywall construction systems, mineral fiber ceiling tiles and light steel framing that make construction faster, safer and easier. USG holds more than 2,300 active U.S. and international patents, representing innovations that improve the way building materials are used in the places where we live, work and play.

In 2017, we will celebrate the 100th anniversary of USG's Sheetrock® Brand, recognizing the landmark product that has enabled the lightweight, fireproof walls and ceilings we still build today. Our first century of innovation began with the first wallboard panels of the early 1900s that revolutionized interior construction. Our second century began with a lightweight portfolio that provides higher performing and more sustainable solutions for customers. We are committed to continuing to improve our products and push the boundaries of building science.

Our Corporate Innovation Center (CIC) is a state-of-the-art research facility committed to developing new-to-market products and improving our existing products. We are enhancing our “innovation to invoice” processes to anticipate customer needs faster and expand our industry leadership position. The research team at the CIC is constantly seeking to develop stronger, lighter and more sustainable materials for our products to meet the needs of our customers.

Our Building Science and Technology Commercialization team is improving methods for more rapid market adoption. Our team of experts is focused on developing new products that solve real-world challenges our customers are facing. These new products are put through a comprehensive testing period with our scientists, sales team, architectural specialists and even outside partners. The end result is a high-quality product that meets our rigorous safety standards and delivers solutions to our customers.

In 2016, our investment in innovation delivered real results:

●34 percent volume improvement in our full glass-mat portfolio

●22 percent growth in sales of USG Levelrock® Brand performance flooring products

●92 percent increase in sales of our structural panel portfolio

USG Levelrock® Brand 3500 Floor Underlayment, one of the lightest-weight cementitious products available, is installed in a new gymnasium in Sumner, Wash.

2016 Annual Report	7

Committed to Excellence for Our
Customers and Employees

Serving Our Customers

One of our core values has always been to exceed our customers’ needs. For 115 years, we have produced and delivered quality products demanded by our customers, and our relationships and customer service continue to make us stand out. Customers know that they can rely on USG not only for our products, but also for our technical expertise and ongoing support.

That’s why we’re particularly proud when customers recognize our superior service and quality. In 2016, our Canadian team, CGC Inc., was honored by The Home Depot as a Vendor of the Year for the third straight year, based on business results, customer service, innovation, merchandising and store support and product quality.

In addition, our USG Sheetrock® and USG Durock® brands were ranked #1 in brand familiarity and use in a BUILDER magazine brand use study by the National Association of Home Builders.

CGC Inc., our Canadian subsidiary, was named the Vendor of the Year by The Home Depot for the third year in a row.

Sheetrock® Brand named Most Preferred by Builder Magazine.

USG Boral earned Company of the Year, Plant of the Year and Product of the Year from Global Gypsum.

Creating the Best-in-Class Workplace of Tomorrow

We are committed to providing a great workplace in which everyone can make contributions to our success and reach their full potential — for people of all ethnicities, genders, talents and experiences.

Recognizing that the majority of entrants into the U.S. labor market are women and people of color, we must recruit and retain the best talent from the entire labor market. At the same time, our customer base is rapidly changing and the marketplace is becoming more global. We must enhance our organizational performance by recognizing the needs of our diverse workforce and becoming more adept at understanding unique market needs.

Our diversity and inclusion efforts go beyond policy into demonstrated practice, and they’ll remain one of our top priorities well into the future. In an increasingly multicultural and international business, we know we are stronger together.

USG received Chicago United's Bridge Award, which honors companies that advocate for multiracial diversity.

USG is committed to creating a workplace that embraces and reflects the diverse perspectives and skills of our valued employees, customers, shareholders and suppliers.

8	USG Corporation

Recognized for Environmental,
Health and Safety Performance

Safety Leadership

The well-being of our people has been our top priority since the Company’s beginning in 1902. Our founders’ strong conviction that safety was the right thing to do for our people, our customers and our communities laid the foundation for USG's safety-first culture — a culture we pride ourselves on today.

In October, we earned the National Safety Council’s prestigious Robert W. Campbell Award, which recognized USG for excellence in environmental, health and safety (EHS) management. Many factors contributed to our selection for the award, including our manufacturing safety results, which are 17 times better than the industry average, the engagement of our people in safety programs and the commitment of our leadership to promoting safety at every level. What set USG apart is our people, who choose to work safely every minute, every task and every day.

Our EHS excellence is a result of the hard work and dedication of our employees, who hold themselves and each other accountable for practicing safe behaviors. We understand that excellence in safety is not only the right thing to do for our employees, it is essential to maintaining high-performing operations.

Our Galena Park, Texas, team recently set a USG record when it worked its 10,000th day – more than 27 years – without a lost time injury. In addition, our manufacturing facilities in Delavan and Walworth, Wisconsin, won the Wisconsin Safety Council’s Annual Corporate Safety Award for carrying out thousands of proactive injury-prevention activities. Our Canadian subsidiary, CGC Inc., was also recognized as one of Canada’s safest companies through Canada’s distinguished Safest Employers Awards, presented by Canadian Occupational Safety magazine.

We take a 360-degree approach when it comes to environmental, health and safety management, and operate with the understanding that the safety of our people, the strength of our communities and the future of our environment are all connected. We’ve made great progress on EHS over the course of our history, and we believe there is no final destination. We remain dedicated to continuous improvement toward our pursuit of zero safety incidents, our 2020 Ecoblueprint® sustainability and environmental goals, and are committed to being a world-class employer and good corporate citizen.

Employees gather in Galena Park, Texas, to celebrate their achievement: setting a Company record for safety performance.

2016 Annual Report	9

Directors and Officers Information

Board of Directors
Steven F. Leer (2, 4*)		Matthew Carter, Jr. (2, 4)	Brian A. Kenney (3*, 4)
Chairman of the Board,		Former President and	Chairman, President and
Retired Chairman of Arch Coal, Inc.		Chief Executive Officer,	Chief Executive Officer,
		Inteliquent, Inc.	GATX Corporation
Jose Armario (1, 2)
Retired Executive Vice President of		Gretchen R. Haggerty (1, 3)	Richard P. Lavin (2*, 3)
Worldwide Supply Chain,		Retired Executive Vice President and	Former President and
Development and Franchising,		Chief Financial Officer,	Chief Executive Officer of Commercial
McDonald’s Corporation		United States Steel Corporation	Vehicle Group, Inc. and Former Group
President, Caterpillar, Inc.
Thomas A. Burke (1, 4)		William H. Hernandez (1*, 3)
President and		Retired Senior Vice President,	Jennifer F. Scanlon
Chief Executive Officer,		Finance and Chief Financial Officer,	President and
Modine Manufacturing Company		PPG Industries, Inc.	Chief Executive Officer,
USG Corporation
Committees of the Board of Directors
1.	Audit Committee
2.	Compensation and Organization Committee
3.	Finance Committee
4.	Governance Committee
*	Denotes Chair

Executive Officers
Jennifer F. Scanlon		Chris A. Rosenthal	Kenneth R. Banas
President and Chief Executive Officer		Senior Vice President,	Vice President and Treasurer
Human Resources
Matthew F. Hilzinger			Mary A. Martin
Executive Vice President and		Gregory D. Salah	Vice President and
Chief Financial Officer		Senior Vice President and President,	Associate General Counsel
North America
Brian J. Cook			Jeanette A. Press
Executive Vice President and		Michelle M. Warner	Vice President and Controller
Chief Administrative Officer		Senior Vice President,
		General Counsel and	Srinivas Veeramasuneni
Dominic A. Dannessa		Corporate Secretary	Vice President,
Executive Vice President,			Corporate Innovation Center
Chief Operations and
Innovation Officer

We thank Jim Metcalf for his 36 years with the Company, including his many years of leadership, and congratulate him on his retirement. Jim played an instrumental role in developing and reinforcing Our Plan to Win and we appreciate his contributions to our business.

10	USG Corporation

Financial Information

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

In this annual report, our financial results include the non-GAAP financial measures adjusted operating profit and adjusted SG&A. These non-GAAP financial measures are included because management believes they help investors’ ability to analyze underlying trends in our business, evaluate our performance relative to other companies in our industry and provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results, such as costs and expenses incurred in connection with the sale of L&W Supply. The non-GAAP measures should not be considered a substitute for or superior to GAAP results and may vary from others in the industry. For further information related to the Company’s use of non-GAAP financial measures, and the reconciliations to the nearest GAAP measures, see the below:

ADJUSTED OPERATING PROFIT RECONCILED TO GAAP OPERATING PROFIT

$ MILLIONS	FY 2016	FY 2015
Reported GAAP Operating Profit (Loss)
Gypsum	$389	$361
Ceilings	$109	$88
Corporate & Eliminations	($104)	($94)
Total	$394	$355
Adjustments to GAAP Operating Profit (Loss)
Gypsum – GTL recovery of receivables	($3)	($6)
Gypsum – Pension settlement charge	$8	—
Gypsum – Gain on sale of surplus property	($11)	($10)
Gypsum – Asset impairment and severance charges	$12	—
Gypsum – GTL shipping operations	—	($1)
Ceilings – Pension settlement charge	$2	—
Corporate & Eliminations – Pension settlement charge	$7	—
Corporate & Eliminations – Exit of commercial office space	$4	—
Total	$19	($17)
Adjusted Operating Profit (Loss) – Non-GAAP measure
Gypsum	$395	$344
Ceilings	$111	$88
Corporate & Eliminations	($93)	($94)
Other Adjustments
Adjusted equity income from USG Boral	$57	$48
Equity income from other joint ventures	—	$2
Total Adjusted Operating Profit	$470	$388

2016 Annual Report	11

ADJUSTED SG&A RECONCILIATION

$ MILLIONS	FY2016	FY 2015
Selling and Administrative Expense - GAAP	$304	$302
Pension settlement charge	($10)	—
Exit of commercial office space	($4)	—
Selling and Administrative Expense - Non-GAAP	$290	$302

ADJUSTED FINANCIAL RESULTS OF USG BORAL BUILDING PRODUCTS

$ MILLIONS	FY2016	FY 2015
USG share of income from equity method investments – GAAP	$49	$50
Less: Income from equity method investments – other joint ventures	—	($2)
Adjustments: USG's share of long-lived asset impairment charges	$8	—
Adjusted equity income from USG Boral Building Products – Non-GAAP	$57	$48

For the year ended December, 31, 2016, L&W Supply, our distribution segment that was sold to ABC Supply on October 31, 2016, met the criteria to be presented as discontinued operations. L&W's results of operations and related cash flows have been reclassified to discontinued operations in our consolidated statements of income and consolidated statements of cash flows, respectively, for all periods presented. In addition, as a result of the presentation of L&W as a discontinued operation, the results of L&W have been excluded from segment results.

Forward-Looking Statements

This Annual Report contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to management’s expectations about our future growth and success, the opportunities that lie ahead for us and our ability to take advantage of them, the impact and expected return of our Advanced Manufacturing Initiative and our ability to exceed expectations and address customer growth opportunities. These forward-looking statements are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statement. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

12	USG Corporation